                           INTERIM SERVICES AGREEMENT
                           --------------------------

                  THIS INTERIM SERVICES AGREEMENT (the "Agreement") made and entered into this 8th day of June, 1998, by and among MARIS EQUIPMENT COMPANY, INC. ("Maris"), a Delaware corporation, CORE TECHNOLOGIES (PENNSYLVANIA), INC. (the "Parent"), a Delaware corporation, and SECURITY TECHNOLOGIES GROUP, INC. ("STG"), a New Jersey corporation.

                                   BACKGROUND
                                   ----------

                  A. Maris and STG have entered into a certain Asset Purchase and Sale Agreement (the "Purchase Agreement") dated the date hereof, pursuant to which Maris has sold and STG has purchased substantially all of the assets of Maris, on the terms and subject to the conditions set forth therein.

                  B. Closing under the Purchase Agreement is occurring on the date hereof but is effective as of June 1, 1998.

                  C. The Parent is the sole shareholder of Maris and has heretofore provided various services to Maris in connection with the operation of the Business.

                  D. In connection with and as a condition to the completion of the purchase, sale, and related transactions described in and contemplated by the Purchase Agreement, Maris and the Parent (collectively, the "Provider") have agreed to provide, among other things, certain transitional accounting, management, and related services to STG, on the terms and subject to the conditions of this Agreement.

                  E. This Agreement is being executed and delivered by the parties hereto pursuant to and in satisfaction of the requirements of Section
6.7 of the Purchase Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties hereto covenant and agree as set forth below.

                  1. Incorporation of Background. The Background provisions of this Agreement are incorporated herein by reference thereto as if fully set forth in this Agreement.

                  2. Defined Terms. Any capitalized terms used in this Agreement which are not defined, but which are defined in the Purchase Agreement, shall have the meanings ascribed to such terms in the Purchase Agreement.

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


                  3. Services. On the terms and subject to the conditions of this Agreement, for and during the Term (as hereinafter defined), the Provider shall provide, or cause to be provided, the following services to STG (collectively, the "Services"):

                     (a) Sharing of Space. Pursuant to that certain Agreement of Lease dated July 23, 1986, as modified through the date hereof (the "Office Lease") between Brandywine Realty Trust (by assignment) (the "Landlord") and Maris, the Landlord leases to Maris those certain premises and related facilities situate in the Whiteland Business Park, 110 Summit Drive, West Whiteland Township, Exton, Pennsylvania (collectively, the "Premises"). A portion of the Premises has heretofore been used as office space and for related uses by employees of Maris in connection with the Business, as more fully described in Schedule 1.2.6 to the Purchase Agreement (collectively, the "Maris Space"). The remaining portion of the Premises has heretofore been and will hereafter continue to be used as office space and for related uses by employees of Airo Clean Engineering, Inc. ("Airo Clean") (of which the Parent is also the sole shareholder) in connection with the Airo Clean business. As part of the Services, Maris hereby grants to STG the right to use (i) the Maris Space, (ii) the common areas and utilities (including, without limitation, entrance ways, the lobby area, the bathroom facilities, and warehouse area) associated with the Premises, which right under this clause (ii) shall be shared in common with the Parent, Airo Clean, and their respective employees, agents, representatives, and invitees, and (iii) no less than thirty-six (36) parking spaces in the parking lot which serves the Premises, which right under this clause (iii) shall be shared in common with the Parent, Airo Clean, and their respective employees, agents, representatives, and invitees. STG shall use the Maris Space and related areas under this Section 3(a) solely and exclusively for the conduct of the Business and lawful uses reasonably incidental thereto and shall not violate any term or provision of the Office Lease in connection therewith.

                     (b) Telephone and Related Facilities. Provider shall cause those STG employees who work out of the Maris Space (i) to be able to access the internet thereat, and (ii) with local and long-distance telephone and facsimile service (including maintenance services) through those third-party service providers currently utilized by the Provider.

                     (c) Accounting Services. Maris has engaged Ms. Carrie Key, former Controller of Maris ("Ms. Key"), as consultant for the purpose of performing certain accounting and related services for Maris. Maris shall cause Ms. Key (or a suitable replacement) to continue to render such accounting and related services for and on behalf of STG during the Term.

                     (d) Related Support Services. Provider shall also (i) permit STG to use its copying machine in common with Airo Clean, (ii) provide STG with exclusive use of the postage meter heretofore used by Maris in connection with the operation of the Business, and (iii) provide coffee, tea, and bottled water to STG employees at no charge to such employees.

                     (e) Cash Disbursements Services. The Parent shall furnish the services of Frederick E. Franks, III ("Mr. Franks") for the purpose of preparing a weekly accounts payable, petty cash, COD, and employee expense report (the "Expense Report") relating and pertaining to expenses incurred by STG after the Closing in connection with the Business, which Expense Report shall be promptly furnished to STG for review and approval. As soon as practicable following STG's review and approval of the Expense Report, the Parent shall cause Mr. Franks to prepare and deliver (but not sign) STG checks to STG for signature in satisfaction of expenses reflected on the Expense Report payment of which has been authorized by STG.

                     (f) Financial Reporting. The Parent shall cause Mr. Franks to continue to prepare and furnish to STG those weekly and monthly financial statements with respect to the Business in the form and of the type heretofore prepared by Mr. Franks as an officer of Maris.

                     (g) Transitional Management Services. In order to ensure a smooth and orderly transition in the ownership and operation of the Business, but only for a period of three (3) months after the date hereof, the Parent shall make the services of George E. Mitchell and Mr. Franks available to STG on an as-needed basis and in a manner which is mutually and reasonably acceptable to the parties hereto.

                  4. Charges for Services. For and in consideration of the Services furnished by or on behalf of the Provider to STG under this Agreement, STG shall pay to the Provider those fees, charges, and related costs described on Schedule "A" attached hereto and made a part hereof (the "Charges"). The Charges for the Services provided under Section 3(a) shall be due and payable, without notice or demand, on the first day of each month during the Term and on the last day of the Term. All other Charges shall be due and payable within five
(5) days following STG's receipt of an invoice from the Provider with respect thereto. Charges for periods of less than a full month or other applicable period shall be proportionately reduced.

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                  5. Payments; Late Charges. All payments by STG hereunder shall be made to the Provider at the Premises or such other place or places as the Provider made direct, prior to the close of business on the date of payment, in lawful money of the United States of America. If STG shall fail to pay any payment due hereunder within thirty (30) days after the date it is due, STG shall immediately pay to the order of the Provider, without notice or demand, a late charge equal to one percent (1%) of the amount overdue to defray part of the additional expense incurred by the Provider in connection with the delinquency and collection of the overdue amount. The foregoing provision for such late charge shall not be construed to permit STG to make any payment after its due date, obligate the Provider to accept any overdue payment, or affect the Provider's rights and remedies upon the occurrence and continuance of a Default.

                  6. Term of Agreement. This Agreement shall commence on the date hereof and continue until April 30, 1999 (the "Initial Term"); provided, however, (i) the Agreement may be renewed thereafter on a month-to-month or other basis (each a "Renewal Term") on such terms and conditions as may be agreed to in writing by the parties hereto prior to the expiration of the Initial Term or any Renewal Term, as appropriate, and (ii) at any time during the Term, STG shall have the right to terminate and any of the Services being furnished pursuant to Sections 3(c), 3(e), 3(f), and 3(g) upon fifteen (15) days' advance written notice to the Provider so long as all accrued Charges with respect to such Services are fully paid in connection with such termination and cancellation. The Initial Term and any Renewal Term are collectively referred to herein as the "Term."

                  7. Covenants of STG. In connection with the transactions described in this Agreement, STG covenants and agrees that:

                     (a) Receptionist Services. STG shall provide, or cause to be provided, a receptionist during the Term who will serve as receptionist for both the Provider and STG at no cost to the Provider; provided, however, the Provider shall, as a condition to receiving such services, reimburse STG for fifty percent (50%) of the salary paid by STG to such receptionist while rendering services on behalf of Provider, which reimbursement may be effected by a reduction to the Changes otherwise payable to Provider.

                     (b) Compliance With Regulations. STG shall comply with any and all reasonable rules, regulations, and conditions imposed by the Provider at any time and from time to time in connection with the Services.

                     (c) Insurance. STG shall maintain liability and other insurance of types and in amounts reasonably satisfactory to Provider naming the Provider as an additional insured thereunder. Concurrently with the execution hereof and upon the request of the Provider at any time and from time to time, STG shall furnish the Provider with an insurance certificate, in form and substance satisfactory to the Provider, evidencing that STG is in compliance with the provisions of this Section 7(c). Provider's rights under this Section 7(c) shall not adversely affect the rights of Citicorp USA, Inc. ("Citicorp") as secured lender of STG.

                  8. Covenant of Cooperation. The Provider and STG covenant and agree to cooperate in good faith with one another in order to effect the intent and purposes of this Agreement.

                  9. No Liability of Maris. Notwithstanding anything contained herein to the contrary, Provider shall have no liability to STG or any of its agents, officers, directors, employees, successors, assigns, or affiliates, for and with respect to any breach or violation of this Agreement caused, in whole or in part, by a third-party service provider utilized by the Provider in connection with furnishing any of the Services.

                  10. Defaults; Remedies.

                     (a) Either party shall have the right, upon written notice to the other party, to terminate and cancel this Agreement if any of the following events shall occur (each a "Default"):

                         (i) the other party shall fail to make any payment required to be made hereunder within five (5) days after the due date thereof;

                         (ii) the other party shall breach any term, condition, covenant, or agreement contained in this Agreement and such other party shall have failed to cure such breach within thirty (30) days after such party's receipt of written notice thereof; or

                         (iii) the other party shall become subject to any bankruptcy (whether voluntary or involuntary), insolvency, or similar proceedings.

                     (b) Rights Upon Defaults. Notwithstanding anything contained herein to the contrary, each party's rights and remedies as a consequence of the occurrence of any Default shall be limited to the termination of and cancellation of this Agreement; provided, however, upon such termination, each party shall pay all accrued unpaid sums and amounts due to the other party under and pursuant to this Agreement.

                  11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be amended or modified except by a written agreement of the parties hereto.

                  12. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer on any other person other than the parties hereto, or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. For purposes of this Section 12, Citicorp shall, at its written election, be deemed a successor to STG in the event that it forecloses upon its liens or security interests in STG's assets at any time after the date hereof and prior to the expiration of the Term.

                  13. Assignability. This Agreement and any rights or obligations pursuant hereto shall not be assignable by either party without the prior written consent of the other party.

                  14. No Joint Venture. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, partners, or participants in an unincorporated business or other separate entity.

                  15. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal laws (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

                  16. Signature in Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, but all of such counterparts taken together shall be deemed to constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                MARIS EQUIPMENT COMPANY, INC.

                                By   /s/ George E. Mitchell
                                  ----------------------------------------
                                  Name: George E. Mitchell
                                  Title: Chairman


                                CORE TECHNOLOGIES (PENNSYLVANIA), INC.

                                By  /s/ George E. Mitchell
                                  ----------------------------------------
                                  Name: George E. Mitchell
                                  Title: CEO


                                SECURITY TECHNOLOGIES GROUP, INC.

                                By  /s/ Mark Landis
                                  ----------------------------------------
                                  Name: Mark Landis
                                  Title: CEO

                                  SCHEDULE "A"
                                  ------------

                             Description of Charges
                             ----------------------


                    Covered Service                                                  Charges*
                    ---------------                                                  -------
Service furnished pursuant to Section 3(a)                     $10,824.00 per month

Service furnished pursuant to Section 3(b)

  (i) internet access                                          Actual cost to Provider to be shared equally by
                                                               Provider and STG regardless of actual usage

 (ii) Executone maintenance services                           Actual cost to Provider to be shared equally by
                                                               Provider and STG regardless of actual usage

(iii) ATX Watts Long Distance                                  **Actual cost to Provider based upon actual usage
                                                               by STG

 (iv) Bell of PA (local telephone service)                     **Actual cost to Provider based upon actual usage
                                                               by STG

Services furnished pursuant to Section 3(c)                    Actual cost to Provider based on consultant's
                                                               invoice

Services furnished pursuant to Section 3(d)

  (i) Use of copying machine                                   Actual cost to Provider based upon actual usage

 (ii) Use of postage meter                                     Actual cost to Provider based upon actual usage

(iii) Coffee, tea, and bottled water                           Actual cost to Provider to be shared equally by
                                                               Provider and STG regardless of actual usage

Services under Sections 3(e), 3(f) and 3(g)                    $5,000 for the first month after Closing, reducing by
                                                               $1,000 for each month thereafter



-----------
 * If and to the extent Provider is unable to allocate the cost of any Service based upon usage, such cost shall be shared equally by the Provider and STG.
** Cost to be determined through a personal identification or similar identifying system.

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